Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Registration Statement (Form S-8) of our reports (a) dated January 22, 2001, with respect to the consolidated financial statements of TRW Inc. included in TRW Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, as amended by Form 10-K/A No. 1, and (b) dated April 27, 2001 with respect to the financial statements of The TRW Employee Stock Ownership and Savings Plan included in the TRW Employee Stock Ownership and Savings Plan's Annual Report (Form 11-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

Cleveland, Ohio
May 18, 2001